Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc. and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Reg. No. 333-203691) of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Uni-Pixel, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and prospectus thereunder.

/s/ PMB Helin Donovan
PMB Helin Donovan

Austin, TX
November 24, 2015